UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2022

Acorda Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-31938	13-3831168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Blue Hill Plaza, 3rd Floor, Pearl River, NY	10965
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (914) 347-4300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ACOR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2022, Acorda Therapeutics, Inc. (the “Company”) entered into a new manufacturing services agreement (the “New MSA”) with Catalent Massachusetts LLC (“Catalent”), and terminated the prior Manufacturing Services Agreement, dated February 10, 2021 (the “2021 MSA”). Under the New MSA, Catalent will continue to manufacture Inbrija (levodopa inhalation powder) through 2030, with reduced minimum annual commitments through 2024 and significantly lower pricing thereafter.

The New MSA provides for the scale-up of new spray drying equipment (“PSD-7”), which will provide expanded capacity for the long-term world-wide manufacturing requirements of Inbrija. The Company will be subject to purchase commitments in 2023 and 2024 of 15 and 24 batches, respectively, at a total cost of $8.5 million and $15.5 million, respectively. Thereafter, in 2025, Acorda will pay Catalent a fixed per capsule fee based on the amount of Inbrija that is delivered for sale in the United States and other markets. It is anticipated that by 2026, the PSD-7 equipment will be fully operational, which will significantly reduce the per capsule fees for all markets. Acorda has agreed to a minimum purchase requirement of at least three batches per year on the PSD-7 equipment. In addition, Acorda will provide $1 million in each of 2023 and 2024 for capital expenditures to assist in the capacity expansion efforts.

The New MSA, unless earlier terminated, will continue until December 31, 2030, and will be automatically extended for successive two-year periods unless either the Company or Catalent provides the other with at least 18-months’ prior written notice of non-renewal. Either party may terminate the New MSA by written notice under certain circumstances, including material breach (subject to specified cure periods) or insolvency. The Company may also terminate the New MSA upon certain specified regulatory events and for convenience upon 180 days’ prior written notice.

The Company agreed to purchase from Catalent all of its requirements for Inbrija for the United States and Germany except in the case of termination or certain supply disruptions. For China, the Company is not required to purchase its supply from Catalent and may arrange for an alternate supplier. For other countries, Acorda may be released from exclusivity as long as it purchases at least two batches from Catalent in the applicable year, subject to certain rights of first refusal on alternative source of supply arrangements.

In connection with the termination of the 2021 MSA, the Company and Catalent entered into a termination letter (the “Termination Letter”) to terminate the 2021 MSA, effective immediately. In connection with the termination of the 2021 MSA, the Company will pay an $8 million termination fee to Catalent, payable in two installments in June and December 2023. The parties also entered into a Settlement and Release Agreement with respect to certain batches of Inbrija that were not delivered in 2022, as scheduled, and that are now expected in the first quarter of 2023.

The foregoing descriptions of the New MSA, the Termination Letter and the Settlement and Release Agreement do not purport to be complete and are qualified in their entirety by reference to such documents, which will be filed as exhibits to a future periodic or current report of the Company.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information required by this Item 1.02 with respect to the termination of the 2021 MSA is included in Item 1.01 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated January 5, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

January 5, 2023	By:	/s/ Michael Gesser
	Name:	Michael Gesser
	Title:	Chief Financial Officer and Treasurer